Form of 2018 Restricted Stock Unit

Award Agreement

January 1, 2018

Ameren Corporation

2018 Restricted Stock Unit Award Agreement

THIS AGREEMENT, effective January 1, 2018 (the “Grant Date”), represents the grant of Restricted Stock Units by Ameren Corporation (“Ameren”) to the Participant set forth in the Notice of 2018 Restricted Stock Unit Award (“Notice”), pursuant to the provisions of the Ameren Corporation 2014 Omnibus Incentive Compensation Plan, as it may be amended from time to time (the “Plan”). The Notice is included in and made part of this Agreement.

The Plan provides a description of the terms and conditions governing the Restricted Stock Units. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms will completely supersede and replace the conflicting terms of this Agreement. All capitalized terms will have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.	Notice of Grant. The Notice, as attached hereto, sets forth the number of Restricted Stock Units (the “RSUs”) granted to the Participant and the Vesting Period.

Each RSU represents the right to receive one Share (as defined in the Plan) as of the Payment Date (defined in Section 2), to the extent the Participant is vested in such RSUs as of the Payment Date and subject to the terms of this Agreement and the Plan.

Notwithstanding anything in this Agreement to the contrary, for Participants who are Section 16 reporting officers, the value of vested Performance Share Units, if any, and vested Restricted Stock Units, if any, paid to the Participant under this Agreement shall in no event exceed 1.2% of Ameren’s cumulative GAAP Net Income for the three year calendar period beginning on the Grant Date, as determined by the Human Resources Committee (the “Committee”) in its sole discretion, subject to the maximum payout amount set forth in Section 4.03(e) of the Plan and the Committee’s right to adjust payment downwards pursuant to Section 12.06 of the Plan.

2.	Vesting of RSUs. Subject to provisions set forth in Section 6 of this Agreement related to a Change of Control (as defined in the Second Amended and Restated Ameren Corporation Change of Control Severance Plan, as amended (the “Change of Control Severance Plan”)) of Ameren, Section 7 of this Agreement relating to termination for Cause (as defined in the Change of Control Severance Plan), and Section 8 of this Agreement relating to Participant’s obligations, the RSUs will vest as set forth below.

(a)	Vesting Period. Provided the Participant has continued employment with Ameren or any Affiliate or Subsidiary (the “Company”) through the Vesting Period, one hundred percent (100%) of the Shares relating to all RSUs set forth in the Notice plus any accrued dividend equivalents will vest on the date on which Shares are delivered pursuant to this Section (the “Payment Date”). The restrictions set forth in this Agreement with respect to the RSUs shall lapse when the Shares are delivered to the Participant on the Payment Date, unless forfeited as described in this Section or as may be provided in accordance with Sections 8; or

(b)	Death. Provided the Participant has continued employment with the Company through the date of his death and such death occurs prior to the Payment Date,

the Participant will be entitled to a prorated award based on the number of RSUs set forth in the Notice to this Agreement plus accrued dividend equivalents as of the date of death, with such prorated number based upon the total number of days the Participant worked from the Grant Date through the third December 31 following the Grant Date.; or

(c)	Disability. Provided the Participant has continued employment with the Company through the date of his Disability (as defined in Code Section 409A) and such Disability occurs prior to the Payment Date, the Vesting Period shall continue to lapse and the Participant shall receive one hundred percent (100%) of the Shares relating to all RSUs set forth in the Notice plus any accrued dividend equivalents he would have received had he remained employed by the Company through the Payment Date; or

(d)	Retirement. Provided the Participant has continued employment with the Company through the date of retirement (as described below) and such retirement occurs before the Payment Date if the Participant retires at an age of 55 or greater with five (5) or more years of service (as defined in the Ameren Retirement Plan, as supplemented and amended from time to time), the Vesting Period shall continue to lapse and the Participant is entitled to receive a prorated award based on the number of RSUs set forth in the Notice to this Agreement plus accrued dividend equivalents as of the date termination with the prorated number based upon the total number of days the Participant worked from the Grant Date through the third December 31 following the Grant Date. The pro-rata number of Shares shall be delivered to the Participant on the Payment Date.

Notwithstanding anything in this Agreement to the contrary, no Restricted Stock Units will be paid to the Participant, nor shall the Participant be entitled to payment, if the Participant’s employment with the Company terminates during the Vesting Period for any reason other than death, Disability, retirement as described above, or on or after a Change of Control in accordance with Section 6.

For purposes of this Agreement, any reference to a termination of employment shall be interpreted to comply with Section 409A of the Internal Revenue Code (“Section 409A”). To the extent payments are made during the periods permitted under Section 409A (including any applicable periods before or after the specified payment dates set forth in this Section), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payments obligations hereunder.

3.	Form and Timing of Payment. All payments of vested RSUs pursuant to this Agreement will be made in the form of Shares. Except as otherwise provided in this Agreement, payment will be made upon the earlier to occur of the following:

(a)	February of the third calendar year following the calendar year that includes the Grant Date or as soon as practicable thereafter (but in no event later than March 15 of such calendar year);

(b)	The Participant’s death or as soon as practicable thereafter (but in no event later than March 15 of the calendar year following the year in which the Participant’s death occurred).

Fractional RSUs that constitute less than a single share may be rounded to the nearest full Share or converted to cash, at the Company’s option.

4.	Rights as Shareholder. The Participant shall not have voting or any other rights as a shareholder of the Company with respect to any RSUs. The Participant will obtain full voting and other rights as a shareholder of the Company upon the delivery of Shares as provided in Section 3 and 6 of this Agreement.

5.	Dividend Equivalents. The Participant shall be entitled to receive dividend equivalents, which represent the right to receive Shares measured by the dividend payable with respect to the corresponding number of unvested RSUs. Dividend equivalents on RSUs will accrue and be reinvested into additional RSUs throughout the Vesting Period. Subject to continued employment with the Company, the dividend equivalents shall vest and be settled at the same time and in the same proportion as the RSUs to which they relate. Participants will not be entitled to any dividend equivalent amount on RSUs covered by this Agreement which are not ultimately earned.

6.	Change of Control.

(a)	Company No Longer Exists. Upon a Change of Control which occurs on or before the last day of the Vesting Period in which the Company ceases to exist or is no longer publicly traded on the New York Stock Exchange or the NASDAQ Stock Market, Sections 2 and 3 of this Agreement, unless otherwise provided, shall no longer apply and instead, the amount distributed under this award shall be based on the number of RSUs awarded as set forth in the Notice to this Agreement plus any accrued dividend equivalents and interest as follows:

(i)	The amount underlying this award as of the date of the Change of Control shall equal the value of one Share based on the closing price on the New York Stock Exchange on the last trading day prior to the date of the Change of Control multiplied by the sum of the number of RSUs awarded as set forth in the Notice to this Agreement plus the additional RSUs attributable to accrued dividend equivalents as of the date of the Change of Control;

(ii)	Interest on this award shall accrue based on the prime rate (adjusted on the first day of each calendar quarter) as published in the “Money Rates” section in the Wall Street Journal from the date of the Change of Control until this award is distributed or forfeited;

(iii)	If the Participant remains employed with the Company or its successor until the Payment Date, this award, including interest, shall be paid to the Participant in an immediate lump sum in January of the third calendar year following the calendar year that includes the Grant Date, or as soon as practicable thereafter (but in no event later than March 15 of such calendar year);

(iv)	If the Participant retired (as described in Section 2(d) of this Agreement) or terminated employment due to Disability prior to the Change of Control under Section 6(a) of this Agreement, the Participant shall immediately receive payment under this award upon such Change of Control;

(v)	If the Participant remains employed with the Company or its successor until his death or Disability which occurs after the Change of Control and before the last day of the Vesting Period, the Participant (or his estate or designated beneficiary) shall immediately receive payment under this award, including interest (if any), upon such death or Disability;

(vi)	If the Participant has a qualifying termination (as defined in Section 6(c) of this Agreement) before the last day of the Vesting Period, the Participant shall immediately receive payment under this award, including interest (if any), upon such termination; and

(vii)	In the event the Participant terminates employment before the end of the Vesting Period for any reason other than as described in Sections (iv), (v) or (vi) above, this award, including interest (if any), the Participant shall not receive payment of, nor shall be entitled to payment for, any RSUs.

(b)	Company Continues to Exist. If there is a Change of Control of the Company but the Company continues in existence and remains a publicly traded company on the New York Stock Exchange or the NASDAQ Stock Market, the RSUs will pay out upon the earliest to occur of the following:

(i)	In accordance with the vesting provisions of Sections 2 of this Agreement; or

(ii)	If the Participant experiences a qualifying termination (as defined in Section 6(c) of this Agreement) during the two-year period following the Change of Control and the termination occurs during the Vesting Period, the Participant will be entitled to one hundred percent (100%) of the RSUs he would have received had he remained employed by the Company for the entire Period. Such RSUs will vest on the last day of the Vesting Period and the vested RSUs will be paid in Shares in January of the calendar year immediately following the last day of the Vesting Period or as soon as practicable thereafter (but in no event later than March 15 of the third calendar year following the calendar year that includes the Grant Date).

(c)	Qualifying Termination. For purposes of Sections 6(a)(vi) and 6(b)(ii) of this Agreement, a qualifying termination means (i) an involuntary termination without Cause, (ii) for Change of Control Severance Plan participants, a voluntary termination of employment for Good Reason (as defined in the Change of Control Severance Plan) or (iii) an involuntary termination that qualifies for severance under the Ameren Corporation Severance Plan for Ameren Employees or the Ameren Corporation Severance Plan for Ameren Officers (as in effect immediately prior to the Change of Control).

(d)

Termination in Anticipation of Change of Control. If a Participant qualifies for benefits as provided in the last sentence of Section 4.1 of the Change of Control Severance Plan, or if a Participant is not a Participant in the Change of Control Severance Plan but is terminated within six (6) months prior to the Change of Control and qualifies for severance benefits under the Ameren Corporation Severance Plan for Ameren Employees or the Ameren Corporation Severance Plan for Ameren Officers and the Participant’s termination of employment occurs before the calculated RSUs are paid, then the Participant shall receive (i) upon a

Change of Control described in Section 6(a) of this Agreement, an immediate cash payout equal to the value of one Share based on the closing price on the New York Stock Exchange on the last trading day prior to the date of the Change of Control multiplied by the sum of the number of RSUs awarded as set forth in the Notice to this Agreement plus the additional RSUs attributable to accrued dividend equivalents or (ii) upon a Change of Control described in Section 6(b) of this Agreement, the payout provided for in Section 6(b) of this Agreement.

7.	All Other Terminations. No distribution of any Shares will be made in the event of a termination of employment for any reason not otherwise described in Section 2 or 6, including a voluntary resignation (other than for Retirement), a termination for Cause or a termination without Cause (other than a qualifying termination), at any time prior to payout of the Shares.

8.	Participant Obligations.

(a)	Detrimental Conduct or Activity. If the Participant engages in conduct or activity that is detrimental to the Company, including but not limited to violating Sections 8(b) and 8(c) of this Agreement, after the RSUs are paid, or if the Company learns of the detrimental conduct or activity after the RSUs are paid, and such conduct occurred less than one year after the Participant’s employment with the Company ended, the following shall apply.

(i)	If the Participant retired, the Participant shall not be entitled to receive payment of any Shares that would otherwise be payable to the Participant with respect to the last award of Performance Share Units granted to the Participant before his termination of employment due to retirement.

(ii)	In all other cases, the Participant shall repay to the Company the equivalent of the value of Shares received as of the payment date determined under Section 5 of this Agreement within thirty (30) days of receiving a demand from the Company for the repayment of the award.

Finally, the Company shall be entitled to an award of attorneys’ fees incurred with securing any relief hereunder and/or pursuant to a breach or threatened breach of Sections 8(b) and 8(c).

(b)	Confidentiality. Participants, by virtue of their position with the Company, have access to and/or receive trade secrets and other confidential and proprietary information about the Company’s business that is not generally available to the public and which has been developed or acquired by the Company at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes, but is not limited to, information about the Company’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, and/or personnel. The Participant agrees that, both during and after the Participant’s employment with the Company, the Participant:

(i)	will only use Confidential Information in connection with the Participant’s duties and activities on behalf of or for the benefit of the Company;

(ii)	will not use Confidential Information in any way that is detrimental to the Company;

(iii)	will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party or person who is not authorized to receive, review or access the Confidential Information;

(iv)	will not use Confidential Information for the Participant’s own benefit or the benefit of others, without the prior written consent of the Company; and

(v)	will return all Confidential Information to the Company within two business days of the Participant’s termination of employment or immediately upon the Company’s demand to return the Confidential Information to the Company.

(c)	Non-Solicitation. The Participant agrees that, for one year from the end of the Participant’s employment, the Participant will not, directly or indirectly, on behalf of the Participant or any other person, company or entity:

(i)	market, sell, solicit, or provide products or services competitive with or similar to products or services offered by the Company to any person, company or entity that: (i) is a customer or potential customer of the Company during the twelve (12) months prior to the Participant’s termination of employment and (ii) with which the Participant (A) had direct contact with during the twelve (12) months prior to the Participant’s termination of employment or (B) possessed, utilized or developed Confidential Information about during the twelve (12) months prior to the Participant’s termination of employment;

(ii)	raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of the Company, or any person who was an employee or independent contractor of the Company during the 24 months preceding the Participant’s termination, to leave the employ of, terminate or reduce the person’s employment or business relationship with the Company; or

(iii)	interfere with the performance of any Company employee or independent contractor’s duties for the Company.

(d)

Acknowledgments and Remedies. The Participant acknowledges and agrees that the Confidentiality and Non-Solicitation provisions set forth above are necessary to protect the Company’s legitimate business interests, such as its Confidential Information, goodwill and customer relationships. The Participant acknowledges and agrees that a breach by the Participant of either the Confidentiality or Non-Solicitation provision will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable or extraordinary relief that restrains any further violation or threatened violation of either the Confidentiality or Non-Solicitation provision, as well as an order requiring the Participant to comply with the Confidentiality and/or

Non-Solicitation provisions. The Company’s right to a restraining order, an injunction, or other equitable or extraordinary relief shall be in addition to all other rights and remedies to which the Company may be entitled to in law or in equity, including, without limitation, the right to recover monetary damages for the Participant’s violation or threatened violation of the Confidentiality and/or Non-Solicitation provisions. Finally, the Company shall be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder and/or pursuant to a breach or threatened breach of the Confidentiality and/or Non-Solicitation provisions.

9.	Nontransferability. RSUs awarded pursuant to this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (a “Transfer”) other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of RSUs is made, or if any attachment, execution, garnishment, or lien will be issued against or placed upon the RSUs, the Participant’s right to such RSUs will be immediately forfeited to the Company, and this Agreement will lapse.

10.	Requirements of Law. The granting of RSUs under the Plan and this Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.	Tax Withholding. The Company will have the power and the right to deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

12.	Stock Withholding. With respect to withholding required upon any taxable event arising as a result of RSUs granted hereunder, the Company, unless notified by the Participant in writing within thirty (30) days prior to the taxable event that the Participant will satisfy the entire minimum tax withholding requirement by means of personal check or other cash equivalent, will satisfy the tax withholding requirement by withholding Shares having a Fair Market Value equal to (i) the total minimum statutory amount required to be withheld on the transaction, or (ii) such other amount as may be withheld pursuant to the Plan and such withholding would not cause adverse accounting consequences or costs. The Participant agrees to pay to the Company, its Affiliates and/or its Subsidiaries any amount of tax that the Company, its Affiliates and/or its Subsidiaries may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.

13.	Administration. This Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which will be binding upon the Participant.

14.	Continuation of Employment. This Agreement does not confer upon the Participant any right to continuation of employment by the Company, its Affiliates, and/or its Subsidiaries, nor will this Agreement interfere in any way with the Company’s, its Affiliates’, and/or its Subsidiaries’ right to terminate the Participant’s employment at any time.

15.	Amendment to the Plan. The Plan is discretionary in nature and the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect in any material way the Participant’s rights under this Agreement without the Participant’s written approval.

16.	Amendment to this Agreement. The Company may amend this Agreement in any manner, provided that no such amendment may adversely affect in any material way the Participant’s rights hereunder without the Participant’s written approval except as otherwise permitted by the Plan.

17.	Successor. All obligations of the Company under the Plan and this Agreement, with respect to the award will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

18.	Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

19.	Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement will be determined and governed by the laws of the State of Missouri without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation will be conducted in the federal or state courts of the State of Missouri.

20.	Section 409A of the Code. This Agreement shall be interpreted in a manner that satisfies the requirements of Code Section 409A. The Committee may make changes in the terms or operation of the Plan and/or this Agreement (including changes that may have retroactive effect) deemed necessary or desirable to comply with Code Section 409A. The Company makes no representations or covenants that this award will comply with Section 409A of the Code.